EXHIBIT 99.1

HCC Closes $150 Million Common Stock Offering

HOUSTON, Nov. 29, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced it had closed its previously announced block sale of 4,687,500 shares of common stock to Citigroup Corporate and Investment Banking as sole book-running manager and has received the net proceeds of $150 million. HCC has granted Citigroup an over allotment option to purchase an additional 703,125 shares.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, commenting on the transaction said, "After further review, we decided it would be an opportune time to raise some additional capital to help fund the pending acquisitions of Perico and MIC Life Insurance Company, the increased rating agency capital requirements for catastrophe-related business and the recently announced expansion of our international underwriting operations." Mr. Way added, "Unlike most of the recent capital raises, ours is for opportunity not balance sheet repair and we are well positioned to move ahead."

In addition to this capital, the Company has an existing $200 million bank line of credit that is available for any additional financing needs. Following the closing of this equity offering the Company's debt to total capital ratio is approximately 16% and shareholders equity is approximately $1.65 billion.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $6.6 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

The HCC Insurance Holdings, Inc. company logo can be found at http://www.primezone.com/newsroom/prs/?pkgid=1977

CONTACT:
HCC Insurance Holdings, Inc.
L. Byron Way, Vice President
(713) 690-7300